                            JOHN HANCOCK FUNDS INC.
                             101 HUNTINGTON AVENUE
                            BOSTON, MA  02199-7603

                          SOLICITING DEALER AGREEMENT

                                         Date________________


     John Hancock Funds, Inc. ("the Distributor" or "Distributor") is the principal distributor of the shares of beneficial interest (the "securities") of each of the John Hancock Funds, ("We" or "us"), (the "Funds"). Such Funds are those listed on Schedule A hereto which may be amended or supplemented from time to time by the Distributor to include additional Funds for which the Distributor is the principal distributor. You represent that you are a member of the National Association of Securities Dealers, Inc., (the "NASD") and, accordingly, we invite you to become a non-exclusive soliciting dealer to distribute the securities of the Funds and you agree to solicit orders for the purchase of the securities on the following terms. Securities are offered pursuant to each Fund's prospectus and statement of additional information, as such prospectus and statement of additional information may be amended from time to time. To the extent that the prospectus or statement of additional information contains provisions that are inconsistent with the terms of this Agreement, the terms of the prospectus or statement of additional information shall be controlling.

OFFERINGS
- ---------

1. You agree to abide by the Rules of Fair Practice of the NASD and to all other rules and regulations that are now or may become applicable to transactions hereunder.

2. As principal distributor of the Funds, we shall have full authority to take action as we deem advisable in respect of all matters pertaining to the distribution. This offer of shares of the Funds to you is made only in such jurisdictions in which we may lawfully sell such shares of the Funds.

3. You shall not make any representation concerning the Funds or their securities except those contained in the then-current prospectus or statement of additional information for each Fund.

4. With the exception of listings of product offerings, you agree not to furnish or cause to be furnished to any person or display, or publish any information or materials relating to any Fund (including, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, posters, signs and other similar materials), except such information and materials as may be furnished to you by the

Distributor or the Fund. All other materials must receive written approval by the Distributor before distribution or display to the public. Use of all approved advertising and sales literature materials is restricted to appropriate distribution channels.

5. You are not authorized to act as our agent. Nothing shall constitute you as a syndicate, association, joint venture, partnership, unincorporated business, or other separate entity or otherwise partners with us, but you shall be liable for your proportionate share of any tax, liability or expense based on any claim arising from the sale of shares of the Funds under this Agreement. We shall not be under any liability to you, except for obligations expressly assumed by us in this Agreement and liabilities under Section 11(f) of the Securities Act of 1933, and no obligations on our part shall be implied or inferred herefrom.

6. DEALER COMPLIANCE/SUITABILITY STANDARDS (CLASS A AND CLASS B SHARES) - Certain mutual funds distributed by the Distributor are being offered with two or more classes of shares of the same investment portfolio ("Fund") - refer to each Fund prospectus for availability and details. It is essential that the following minimum compliance/suitability standards be adhered to in offering and selling shares of these Funds to investors. All dealers offering shares of the Funds and their associated persons agree to comply with these general suitability and compliance standards.

SUITABILITY
- -----------

   With two classes of shares of certain funds available to individual investors, (Class A and Class B), it is important that each investor purchases not only the fund that best suits his or her investment objective but also the class of shares that offers the most beneficial distribution financing method for the investor based upon his or her particular situation and preferences. Fund share recommendations and orders must be carefully reviewed by you and your registered representatives in light of all the facts and circumstances, to ascertain that the class of shares to be purchased by each investor is appropriate and suitable. These recommendations should be based on several factors, including but not limited to:

   (a) the amount of money to be invested initially and over a period of time;
   (b) the current level of front-end sales load or back-end sales load imposed by the Fund;
   (c) the period of time over which the client expects to retain the investment;
   (d) the anticipated level of yield from fixed income funds' Class A and Class B shares;
   (e) any other relevant circumstances such as the availability of reduced sales charges under letters of intent and/or rights of accumulation.

   There are instances when one distribution financing method may be more appropriate than another. For example, shares subject to a front-end sales charge may be more appropriate than shares subject to a contingent deferred sales charge for large investors who qualify for a significant quantity discount on the front-end sales charge. In addition, shares subject to a contingent deferred sales charge may be more appropriate for investors whose orders would not qualify for quantity discounts and who, therefore, may prefer to defer sales charges and also for investors who determine it to be advantageous to have all of their funds invested without deduction of a front-end sales commission. However, if it is anticipated that an investor may redeem his or her shares within a short period of time, the investor may, depending on the amount of his or her purchase, bear higher distribution expenses by purchasing contingent deferred sales charge shares than if he or she had purchased shares subject to a front-end sales charge.

COMPLIANCE
- ------------

   Your supervisory procedures should be adequate to assure that an appropriate person reviews and approves transactions entered into pursuant to this Soliciting Dealer Agreement for compliance with the foregoing standards. In certain instances, it may be appropriate to discuss the purchase with the registered representatives involved or to review the advantages and disadvantages of selecting one class of shares over another with the client. The Distributor will not accept orders for Class B Shares in any Fund from you for accounts maintained in street name. Trades for Class B Shares will only be accepted in the name of the shareholder.

7. CLASS C SHARES - Certain mutual funds distributed by the Distributor may be offered with Class C shares. Refer to each Fund prospectus for availability and details. Class C shares are designed for institutional investors and qualified benefit plans, including pension funds, and are sold without a sales charge or 12b-1 fee. If a commission is paid to you for transactions in Class C shares, it will be paid by the Distributor out of its own resources.

SALES
- -----

8. Orders for securities received by you from investors will be for the sale of the securities at the public offering price, which will be the net asset value per share as determined in the manner provided in the relevant Fund's prospectus, as now in effect or as amended from time to time, next after receipt by us (or the relevant Fund's transfer agent) of the purchase application and payment for the securities, plus the relevant sales charges set forth in the relevant Fund's then-current prospectus (the "Public Offering Price"). The procedures relating to the handling of orders shall be subject to our instructions which we will forward from time to time to you. All orders are subject to acceptance by us, and we reserve the right in our sole discretion to reject any order.

   In addition to the foregoing, you acknowledge and agree to the initial and subsequent investment minimums, which may vary from year to year, as described in the then-current prospectus for each Fund.

9. You agree to sell the securities only (a) to your customers at the public offering price then in effect, or (b) back to the Funds at the currently quoted net asset value.

10. The amount of sales charge to be reallowed to you (the "Reallowance") as a percentage of the offering price is set forth in the then-current prospectus of each Fund.

   If a sales charge on the purchase is reduced in accordance with the provisions of the relevant Fund's then-current prospectus pertaining to "Methods of Obtaining Reduced Sales Charges," the Reallowance shall be reduced pro rata.

11. We shall pay a Reallowance subject to the provisions of this agreement as set forth in Schedule B hereto on all purchases made by your customers pursuant to orders accepted by us (a) where an order for the purchase of securities is obtained by a registered representative in your employ and remitted to us promptly by you, (b) where a subsequent investment is made to an account established by a registered representative in your employ or (c) where a subsequent investment is made to an account established by a broker/dealer other than you and is accompanied by a signed request from the account shareholder that your registered representative receive the Reallowance for that investment and/or for subsequent investments made in such account. If for any reason, a purchase transaction is reversed, you shall not be entitled to receive or retain any part of the Reallowance on such purchase and shall pay to us on demand in full the amount of the Reallowance received by you in connection with any such purchase. We may withhold and retain from the amount of the Reallowance due you a sum sufficient to discharge any amount due and payable by you to us.

12. Certain of the Funds have adopted a plan under Investment Company Act Rule 12b-1 ("Distribution Plan" as described in the prospectus). To the extent you provide distribution and marketing services in the promotion of the sale of shares of these Funds, including furnishing services and assistance to your customers who invest in and own shares of such Funds and including, but not limited to, answering routine inquiries regarding such Funds and assisting in changing distribution options, account designations and addresses, you may be entitled to receive compensation from us as set forth in Schedule C hereto. All compensation, including 12b-1 fees, shall be payable to you only to the extent that funds are received and in the possession of the Distributor.

13. We will advise you as to the jurisdictions in which we believe the shares have been qualified for sale under the respective securities or "blue sky" laws of such jurisdictions, but we assume no responsibility or obligations as to your right to sell the shares of the Funds in any state or jurisdiction.


14.  Orders may be placed through:
     John Hancock Funds, Inc.
     101 Huntington Avenue
     Boston, MA  02199-7603
     1-800-338-4265

SETTLEMENT
- ----------

15. Settlements for wire orders shall be made within five business days after our acceptance of your order to purchase shares of the Funds. Certificates, when requested, will be delivered to you upon payment in full of the sum due for the sale of the shares of the Funds. If payment is not so received or made, we reserve the right forthwith to cancel the sale, or, at our option, to liquidate the shares of the Fund subject to such sale at the then prevailing net asset value, in which latter case you will agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid.

INDEMNIFICATION
- ---------------

16. The parties to this agreement hereby agree to indemnify and hold harmless each other, their officers and directors, and any person who is or may be deemed to be a controlling person of each other, from and against any losses, claims, damages, liabilities or expenses (including reasonable fees of counsel), whether joint or several, to which any such person or entity may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon, (a) any untrue statement or alleged untrue statement of material fact, or any omission or alleged omission to state a material fact made or omitted by it herein, or, (b) any willful misfeasance or gross misconduct by it in the performance of its duties and obligations hereunder.

17. NSCC INDEMNITY - SHAREHOLDER AND HOUSE ACCOUNTS - In consideration of the Distributor and John Hancock Investor Services Corporation ("Investor Services") liquidating, exchanging, and/or transferring unissued shares of the Funds for your customers without the use of original or underlying documentation supporting such instructions (e.g., a signed stock power or signature guarantee), you hereby agree to indemnify the Distributor, Investor Services and each respective Fund against any losses, including reasonable attorney's fees, that may arise from such liquidation, exchange, and/or transfer of unissued shares upon your direction. This indemnification shall apply only to the liquidation, exchange and/or transfer of unissued shares in shareholder and house accounts executed as wire orders transmitted via NSCC's Fund/SERV system. You represent and warrant to the Funds, the Distributor and Investor Services that all such transactions shall be properly authorized by your customers.

   The indemnification in this Section 16 shall not apply to any losses (including attorney's fees) caused by a failure of the Distributor, Investor Services or a Fund to comply with any of your instructions governing any of the above transactions, or any negligent act or omission of the Distributor, Investor Services or a Fund, or any of their directors, officers, employees or agents. All transactions shall be settled upon your confirmation through NSCC transmission to Investor Services.

MISCELLANEOUS
- --------------

18. We will supply to you at our expense additional copies of the prospectus and statement of additional information for each of the Funds and any printed information supplemental to such material in reasonable quantities upon request.

19. Any notice to you shall be duly given if mailed or telegraphed to you at your address as registered from time to time with the NASD.

20. Miscellaneous provisions, if any, are attached hereto and incorporated herein by reference.

21. This agreement, which shall be construed in accordance with the laws of the Commonwealth of Massachusetts, may be terminated by any party hereto at any time upon written notice. This agreement may not be assigned except by written consent of all the parties.

22. In the event your firm is appointed or selected by us to sell insurance related securities products, this agreement will be supplemented by Schedule D, which will enumerate the terms, including additional terms, and conditions of the distribution by you of such products, and such schedule is hereby incorporated herein by reference and made a part of this Soliciting Dealer Agreement.

   In the case of any conflict between this Soliciting Dealer Agreement and Schedule D with respect to insurance related securities products, Schedule D shall control.

                            JOHN HANCOCK FUNDS, INC.
                            ------------------------

                                   SCHEDULE B

                          DATED JANUARY 1, 1995 TO THE
               SOLICITING DEALER AGREEMENT RELATING TO SHARES OF
                               JOHN HANCOCK FUNDS


I. REALLOWANCE
   -----------


   The Reallowance paid to the selling Brokers for sales of John Hancock Funds is set forth in each Fund's then-current prospectus. No Commission will be paid on sales of John Hancock Cash Management Fund or any John Hancock Fund that is without a sales charge. Purchases of Class A shares of $1 million or more, or purchases into an account or accounts whose aggregate value of fund shares if $1 million or more will be made at net asset value with no initial sales charge.
On purchases of this type, John Hancock Funds, Inc. will pay a commission as set forth in each Fund's then-current prospectus. John Hancock Funds, Inc. will pay Brokers for sales of Class B shares of the Funds a marketing fee as set forth in each Fund's then-current prospectus.

                            JOHN HANCOCK FUNDS, INC.
                            ------------------------

                                   SCHEDULE C

                         DATED SEPTEMBER 8, 1995 TO THE
    FINANCIAL INSTITUTION SALES AND SERVICE AGREEMENT RELATING TO SHARES OF
                               JOHN HANCOCK FUNDS


   FIRST YEAR SERVICE FEES
   -----------------------

   Pursuant to the Distribution Plan applicable to each of the Funds listed in Schedule A, John Hancock Funds, Inc. will advance to you a First Year Service Fee related to the purchase of Class A shares (only if subject to sales charge) or Class B shares of any of the Funds, as the case may be, sold by your firm. This Service Fee will be compensation for your personal service and/or the maintenance of shareholder accounts ("Customer Servicing") during the twelve-month period immediately following the purchase of such shares, in the amount not to exceed .25 of 1% of net assets invested in Class A shares or Class B shares of the Fund, as the case may be, purchased by your customers.

   SERVICE FEE SUBSEQUENT TO THE FIRST YEAR
   ----------------------------------------

   Pursuant to the Distribution Plan applicable to each of the Funds listed in Schedule A, the Distributor will pay you quarterly, in arrears, a Service Fee commencing at the end of the twelve-month period immediately following the purchase of Class A shares (only if subject to sales charge) or Class B shares, as the case may be, sold by your firm, for Customer Servicing, in an amount not to exceed .25 of 1% of the average daily net assets attributable to the Class A shares or Class B shares of the Fund, as the case may be, purchased by your customers, provided your firm has under management with the Fund combined average daily net assets for the preceding quarter of no less than $1 million, or an individual representative of your firm has under management with the Funds combined average daily net assets for the preceding quarter of no less than $250,000 (an "Eligible Firm").

===================

   Effective October 1, 1995 for Financial Institutions that have entered into a
   -----------------------------------------------------------------------------
Wrap Fee Agreement with the Distributor, the following provisions shall apply
- -----------------------------------------------------------------------------
with respect to the payment of service fees:
- -------------------------------------------

   Pursuant to the Distribution Plan applicable to each of the Funds listed in Schedule A, the Distributor will pay you quarterly, in arrears, a Service Fee commencing immediately following the purchase of Class A shares at net asset value sold by your firm, for Customer Servicing, in an amount not to exceed .25 of 1% of the average daily net assets attributable to the Class A shares of the Fund purchased by your customers, provided your firm has under management with John Hancock Funds combined average daily net assets (in any class of shares of funds listed on Schedule A plus assets in wrap (fee-based) accounts) for the preceding quarter of no less than $1 million, or an individual representative of your firm has under management with the Funds combined average daily net assets for the preceding quarter of no less than $250,000 (an "Eligible Firm"). This section is only applicable to firms which have executed the SUPPLEMENT TO THE FINANCIAL INSTITUTION SALES AND SERVICE AGREEMENT specifically applicable to fee-based arrangements.

SOLICITING DEALER

               __________________________________________
                            Name of Organization

          By:  __________________________________________
               *Authorized Signature of Soliciting Dealer

               __________________________________________
                      Please Print or Type Name

               __________________________________________
                                 Title

               __________________________________________
                        Print or Type Address

               __________________________________________
                           Telephone Number


      Date:    __________________________________________

   In order to service you efficiently, please provide the following information on your Mutual Funds Operations Department:

   Operations Manager:______________________________________

   Order Room Manager:______________________________________

   Operations Address:_______________________________________

                      _______________________________________

Telephone:___________________                 Fax:________________________


   TO BE COMPLETED BY:                              TO BE COMPLETED BY:
  JOHN HANCOCK FUNDS, INC.                         JOHN HANCOCK INVESTOR
                                                   SERVICES CORPORATION


By:_________________________                  By:______________________

____________________________                     ______________________
            Title                                          Title


     DEALER NUMBER:_________________________________

*If Schedule D is part of this Soliciting Dealer Agreement, a separate execution provided on Schedule D will be applicable.

                           JOHN HANCOCK FUNDS , INC.

                                   SCHEDULE D
                         TO SOLICITING DEALER AGREEMENT

              Related to Individual and Group Variable Annuity and
          Combination MVA/Variable Annuity Contracts (the "Contracts")
             issued by John Hancock Variable Life Insurance Company

                             Dated August __, 1996


1.  General Authorization
    ---------------------

     John Hancock Mutual Life Insurance Company ("John Hancock") has entered into a Marketing and Distribution Agreement with John Hancock Funds, Inc. ("Distributors") authorizing Funds to distribute the Contracts (which term, when used herein, includes certificates under Group Contracts) through selected dealers who have current Soliciting Dealer Agreements executed between Distributor and such Soliciting Broker Dealer. Compensation will be paid to the Soliciting Dealer through John Hancock Insurance Agency, Inc., a wholly-owned subsidiary of John Hancock Funds, Inc. (see "Compensation" below).

     Subject to the terms and conditions contained in this Schedule D, John Hancock, as principal underwriter of the Contracts, and Distributors, as the principal distributor of the Contracts appoint Broker/Dealer (including its Associated Insurance Agency) as a non-exclusive Broker/Dealer for soliciting applications for the Contracts and Broker/Dealer accepts such appointment.

     For the purpose of compliance with any applicable federal or state securities laws or regulations, Broker/Dealer acknowledges and agrees that in performing the services covered by the Agreement, it is acting in the capacity of an independent "broker" or "dealer" as defined by the By-Laws of the NASD and neither it nor any associated agency is an agent or employee of John Hancock or John Hancock Variable Life Insurance Company (collectively "Hancock"). In furtherance of its responsibilities as a broker or dealer, the Broker/Dealer acknowledges that it is responsible for statutory and regulatory compliance in securities transactions involving all business activity and business produced by its Registered Representatives (as defined below) concerning the Contracts. Broker/Dealer shall maintain errors and omissions coverage in an amount acceptable to Hancock and Distributor at all times during which this Agreement, or any provision hereof, is in effect.

     For the purpose of compliance with any applicable state insurance laws or regulations, the Broker/Dealer acknowledges and agrees that persons selected by it to distribute and sell the Contracts must be properly licensed to represent Hancock in accordance with securities laws and the state insurance laws of those jurisdictions in which the Contracts may be lawfully distributed and in which they solicit applications for the Contracts. Broker/Dealer and its Registered Representatives shall strictly comply with all applicable securities and insurance laws and regulations, including all applicable rules of the NASD, in soliciting applications for Contracts, and in performing all of their other obligations and functions under this agreement.

2.  Scope of Authority
    ------------------

     The Broker/Dealer shall be authorized to: (a) receive applications for Contracts; (b) receive for forwarding to Hancock the premiums paid in connection with any such application; (c) deliver the Contract issued to the applicant by Hancock; and (d) collect premiums for forwarding to Hancock via applicants brokerage accounts as specifically directed by any such applicant who has authorized the Broker/Dealer to act on their behalf. Broker/Dealer agrees to indemnify Hancock and the Distributor for any claim arising from or connected to such client brokerage account, including claims related to misappropriation of funds and the failure to act in accordance with the related brokerage account agreement.

     Neither the Broker/Dealer nor any of its "Related Persons" (defined to include its Registered Representatives, Associated Agencies, employees or agents) is authorized (a) to alter any application or Contract; (b) to collect or in any manner receive premiums from applicants in the form of checks, money orders or electronic funds transfers payable to any person or entity other than Hancock; (c) to waive any forfeiture; (d) to make any settlement of any claim or claims; (e) to rebate any portion of a payment to any party either directly or indirectly; or (f) to perform any function other than as expressly authorized in the preceding paragraph.

     The Broker/Dealer agrees that it and its related persons will sell Contracts and process all transactions with respect to the Contracts in accordance with the insurance and securities laws of the state or states in which they are licensed to transact business and all applicable federal laws.

     Neither the Broker/Dealer nor any of its related persons shall publish, circulate or use any advertising material with respect to Hancock, John Hancock Declaration Trust (the "Series Fund") or Hancock's insurance products without express written authorization from an authorized officer of the Distributor. As used herein, the term "advertising" means any material designed to create interest in Hancock's products or to induce any person to purchase Hancock's products including, without limitation, any of the following: (a) printed and published material, descriptive literature used in direct mail, newspapers, magazines, radio, telephone and television scripts, billboards, computer displays and similar displays; (b) descriptive literature and sales aids of all kinds, including but not limited to circulars, leaflets, booklets, depiction's, illustrations and form letters; (c) material used for recruitment, training and education of agents and Registered Representatives which is designed to be used or is used to induce the public to purchase Hancock's products; (d) prepared sales talks, presentations and material for use by agents and Representatives in private or public seminars or any other setting; and (e) the use of the Hancock name or logo or any other identifiers referring directly or indirectly to Hancock, the Distributor or any of their affiliates or the Series Fund.

     Neither the Broker/Dealer nor any of its related persons shall alter, obliterate, deface or remove any trade name, brand, trademark or service mark of Hancock. The Broker/Dealer may use Hancock's name and trademark (i) as expressly contemplated by this Schedule D, or (ii) otherwise only upon prior written approval by us. The Broker/Dealer and its related persons shall immediately cease the use of Hancock's name and all trademarks, service marks or other proprietary rights of Hancock upon termination of this Agreement.

3.  Duties of the Broker/Dealer
    ---------------------------

     The Broker/Dealer will select persons to be employed and supervised by it who will be trained and are qualified to solicit applications for the Contracts in conformance with applicable state and federal laws and regulations ("Registered Representatives"). The Broker/Dealer shall also be charged with sole responsibility to perform background reviews of all agents appointed to sell the contracts. Registered Representatives will be registered representatives of the Broker/Dealer in accordance with the rules of the NASD and they will be properly licensed to represent Hancock in accordance with the state insurance laws of those jurisdictions in which the Contracts may lawfully be distributed and in which they solicit applications for such Contracts. Hancock shall be responsible for the initial appointment fee, with the sole discretion to pay renewal fees as Hancock may determine from time to time.

     The Broker/Dealer will ensure that its Registered Representatives shall not make recommendations to applicants to purchase Contracts in the absence of reasonable grounds to believe the purchase of each Contract is suitable for the applicant. The procedure will include, but is not limited to, review of all proposals and applications for Contracts for suitability and completeness and correctness as to form; as well as review and endorsement on an internal record of the Broker/Dealer of the transactions. The Broker/Dealer will promptly forward to Distributor, or its designee, all applications found suitable, together with any payments received with the applications, without deduction or reduction not expressly permitted by this Agreement. Hancock reserves the right to reject any Contract application and return any payment made in connection with an application which is rejected The Broker/Dealer shall ensure delivery of the current prospectus for the Contracts and the Series Fund, together with all current supplements thereto, to every applicant for a Contract at or prior to the time that an application form or other sales literature or advertising material, as defined above, is submitted to the applicant (other than materials submitted in compliance with Rules 134 or 482 under the Securities Act of 1933 (the "1933 Act"). JHFI shall at all times keep the Broker/Dealer informed of the dates of the appropriate current prospectuses and any supplements thereto.

     The Broker/Dealer and its related persons will perform the selling functions required by this Agreement only in accordance with the terms and conditions of the then current prospectus applicable to the Contracts and will make no representations not included in the current prospectus or Statement of Additional Information ("SAI") for the Contracts, the current prospectus for the Series Fund, any current supplements to such prospectus and SAI's or in any "advertising" material used in compliance with Section 2 above or any other supplemental material approved in writing by the Distributor and Hancock. Material prepared or used by the Broker/Dealer or its related persons, which describes or must describe the Contracts, or uses the name Hancock or the logos or Service Marks of Hancock must be approved by Hancock and the Distributor in writing prior to any such use.

4.  Duties of the Distributor
    -------------------------

     Hancock has appointed Distributor as its Wholesaler/Marketing Administrator to provide the following services to Broker/Dealers. Distributor reserves the right to assign a portion or portions of its responsibilities herein, including but not limited to the servicing of the Contracts, to an affiliate, John Hancock Investor Services Corporation. Certain other responsibilities include the distribution of Commission payments to the Broker Dealer may be delegated to John Hancock Insurance Agency, Inc.

     (a) Initial and ongoing due diligence with respect to the Contracts and to provide Broker/Dealers with current due diligence reports upon request;

     (b) obtain certifications from the Broker Dealers that they have the appropriate state insurance licenses to solicit sales of the Contract;

     (c) Provide an 800 number customer service unit to render pre and post sales and servicing assistance to the Broker/Dealer and its staff with respect to Contracts;

     (d) Supply all standard Contracts and Series Fund prospectuses, any current supplements thereto and product brochures as well as the relevant administrative forms for the processing of applications;

     (e) Provide assistance and advice to the Broker/Dealers regarding the preparation of any other sales and marketing material, provided however, that the cost of any other such marketing material, including direct mail literature, special signage, or approved changes in the material supply, will be the Broker/Dealer's responsibility;

     (f) Notify Broker/Dealers of the jurisdiction in which the Contracts are available for sale and the issuance of any stop order or any Federal or state judicial or regulatory proceeding which would prevent the sale of Contracts in any jurisdiction.

5.  Duties of Hancock
    -----------------

     Hancock shall be responsible for obtaining the approval of the forms of contracts and applications which are the subject of this Agreement from the applicable regulatory authorities.

     Hancock reserves the right to withdraw, change or modify any Contracts and applications covered by this Agreement or to withdraw wholly or in part from the marketing of Contracts in any jurisdiction without incurring any liability or obligation to the Broker/Dealer or any Registered Representative. Upon notice of such termination, the Broker/Dealer agrees to immediately cease all offers and sales of Contracts, and to notify its Registered Representatives of the withdrawal of such authority. It is understood that Hancock retains the right to reject or terminate the authorization of any Registered Representative with or without the agreement of the Broker/Dealer.

     Hancock reserves the right to revise all Contract related forms and the design of the features of the Contracts at any time in any manner it deems necessary.

6.  Accounting
    ----------

     All premiums received for Hancock by the Broker/Dealer by reason of this Agreement, shall belong to Hancock and shall be received and held by the Broker/Dealer in a fiduciary capacity only. All such premiums (together with all applications and related information) shall be delivered promptly to Hancock, through the Distributor, and/or John Hancock Insurance Agency, Inc.

7.  Compensation
    ------------

     As full and sole compensation for Broker/Dealer's faithful performance, the Distributor, through John Hancock Insurance Agency, Inc., shall pay, and Broker/Dealer shall be entitled to receive, commissions on premiums collected by Hancock according to the applicable rate of commission stated herein below. In the event of any return of a Contract within any "Right to Cancel" period, or in the event that Hancock rejects an application, any related compensation paid to the Broker/Dealer will be refunded by the Broker/Dealer directly to Distributor without Distributor or Hancock incurring any liability or offset for any compensation payable to the Broker/Dealer. If for any reason during the first policy year, a purchase transaction is reversed, you shall not be entitled to receive or retain any part of the Reallowance on such purchase and shall pay to us on demand in full the amount of the Re-allowance due you a sum sufficient to discharge any amount due and payable by you to us.

     Broker/Dealer shall be paid or entitled to commission calculated on the basis of gross written premium received and forwarded to Hancock, through the Distributors subsidiary, John Hancock Insurance Agency, Inc., in accordance with Hancock's requirements. John Hancock reserves the right to change or amend the terms of the commission rates at any time upon written notice to the Broker/Dealer. The Broker/Dealer agrees that neither Hancock nor the Distributor shall have any liability with respect to any compensation payable to any Registered Representatives.

     No compensation shall be payable to the Broker/Dealer with respect to any issued Contract purchased with funds withdrawn from any Hancock annuity, life, long term care, disability or mutual fund product. In the event that any compensation is paid to the Broker/Dealer for such a purchase, the Broker/Dealer shall promptly pay the Distributor [through John Hancock Insurance Agency, Inc.] the excess amount or the Distributor shall have the right to deduct said amount paid from any future payment due the Broker/Dealer.

     If this Agreement terminates, no further payments of any kind will be made to the Broker/Dealer except with respect to Contracts issued prior to the date of such termination. The obligations of Hancock with respect to compensation payable under Section 7 shall continue only with respect to additional premiums received and accepted by Hancock after the termination of the Agreement to which this Schedule D forms a part.

Commissions:

          There are three alternatives that a broker may choose from:

                    Ages 0-80    Ages 81-85
- -------------------------------------------
No Trail                 5.50%         2.75%
- -------------------------------------------
25 B.P. Trails           4.75%         2/37%
- -------------------------------------------
75 B.P. Trails           2.00%         1.00%
- -------------------------------------------

     Trails will be payable beginning at the end of the first contract year. There will be a commission chargeback of 100% on amounts withdrawn in the first contract year including the 10% free amount.


8.  Indemnification
    ---------------

     (1) Broker/Dealer agrees to indemnify and hold harmless the Series
Fund, Hancock, its direct and indirect subsidiaries and affiliates, including (without limitation) the Distributor, and each their directors, trustees and officers, against any losses, claims, damages or liabilities to which the Series Fund, Hancock, or its subsidiaries, or affiliates, the Distributor or any such director Trustee or officer may become subject under the 1933 Act, any state insurance laws or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

     (a) any unauthorized use of advertising (see Section 2 hereof) materials or any verbal or written misrepresentations or any unlawful sales practices concerning a Contract by Broker/Dealer or any of its related persons; or

     (b) claims by agents or Registered Representatives or employees of Broker/Dealer or any affiliated Agency. for commissions or other compensation or remuneration of any type; or

     (c) failure by the Broker/Dealer or any of its related persons to comply with all applicable state insurance laws and regulations including but not limited to state licensing requirements, rebate laws and replacement regulations, as well as all requirements of state and federal securities laws; or

     (d) failure by the Broker/Dealer or any of its related persons to comply with the provisions of this agreement, and any Agreement made to receive and process any premiums collected from applicants.

Broker/Dealer will reimburse the Series Fund, Hancock and Distributor, and each of their direct or indirect subsidiaries or affiliates, and each of their directors, trustees or officers for any legal or other expenses they reasonably incur in connection with investigating or defending any such loss, claim, damage, liability, or action.

     (2) Hancock and Distributor agree to indemnify and hold harmless Broker/Dealer and each person who controls or is associated with Broker/Dealer against any losses, claims, damages or liabilities, joint or several, to which Broker/Dealer or such controlling or associated person may become subject under the 1933 Act or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact required to be stated therein, or necessary to make the statements therein not misleading, contained
(i) in any registration statement or other document executed by Hancock specifically for the purpose of qualifying a Contract for sale under the laws of any jurisdiction or (ii) in any prospectus or SAI (or any supplement thereto) or any other written information or sales material authorized and supplied or furnished by Hancock or the Distributor in connection with the offer and sale of the Contracts.

     (3) The provisions of this Section 8 shall survive the termination of this Agreement.

9.  Cooperation
    -----------

     The Broker/Dealer and Distributor jointly agree to fully cooperate with each other and Hancock in any insurance or securities regulatory investigation or proceeding or judicial proceeding arising in connection with any Contact. The Broker/Dealer shall promptly forward to Distributor any notice of claim or relevant information concerning a potential claim which may come into its possession, and shall promptly forward to Distributor any legal papers served involving such claim.

     The Broker/Dealer shall immediately notify Distributor of the issuance by any regulatory body of any order with respect to the operation or business of the Broker/Dealer, or the initiation of any proceeding for any purpose relating to the sale of the Contracts, and of any other actions or circumstances that may prevent the lawful offer or sale of any of the Contracts in any state or jurisdiction. In addition, the Broker-Dealer shall promptly adviser Distributor if the Broker-Dealer or any of its Associated Agencies or a Registered Representative is or becomes subject to any proceedings or is sanctioned or suspended (i) by the Securities and Exchange Commission ("SEC") or NASD, (ii) by any court, or (iii) by any state regulatory authority.

10.  Assignment
     ----------

     The Broker/Dealer may assign rights or obligations under this Agreement to any insurance agency that is an deemed an associated person of the Broker/Dealer, within the meaning of Section 3(a)(18) of the Securities Exchange Act of 1934, to the extent necessary of appropriate in order to comply with applicable insurance laws or regulations. If obligations under this Agreement are assigned to such an Associated Agency as permitted herein, the Broker/Dealer shall not be relieved of any such obligations. The Broker/Dealer agrees that it and any of its Associated Agencies will conduct any such networking arrangements in compliance with any such Associated Agency as a broker/dealer. No other assignment of this Agreement by the Broker/Dealer or any commission hereunder or any interest herein shall be valid unless authorized in advance in writing by, authorized officers, respectively, of Hancock and Distributor.

11.  Termination
     -----------

     Notwithstanding the termination of the Soliciting Dealer Agreement, all the conditions, duties and obligations of the parties under this Schedule D shall remain in effect with respect to any outstanding Contracts issued prior to such termination.

John Hancock Mutual Life Insurance Company

BY: ____________________________________

Title: _________________________________

John Hancock Funds, Inc.

BY: ____________________________________

Title: _________________________________

John Hancock Insurance Agency, Inc.

BY: ____________________________________

Title: _________________________________

Broker/Dealer (including its Associated Insurance Agency)

BY: ____________________________________

Title: _________________________________